Exhibit 99.1

[Press Release]

Photon Dynamics Announces the Resignation of Maureen Lamb as CFO

SAN JOSE, Calif., August 16, 2006— Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display market, announced today that Maureen Lamb, Chief Financial Officer and Secretary, has resigned effective late September 2006 to pursue an opportunity in another industry.

Jeffrey Hawthorne, Photon Dynamics President and Chief Executive Officer, commented "We appreciate Maureen's contributions, and we wish her continued success in her new endeavor. Our accounting and finance department is well-staffed, experienced and capable, and we are confident that they will facilitate a smooth transition while we identify and appoint a new CFO. The Company has commenced a search for a new CFO.”

About Photon Dynamics, Inc.
Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.